Exhibit 10.15

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amended Agreement”), is entered into as of the 16th day of January 2015 by and between William McGann (“Executive”) and Implant Sciences Corporation (the “Company”), a Massachusetts corporation.

WHEREAS, the Company and the Executive previously entered into an Employment Agreement on March 19, 2012 (“Agreement”) regarding Executive’s employment by the Company as its Chief Operating Officer, which by its terms would expire on April 1, 2015 unless extended;

WHEREAS, under the terms of the Agreement, the Executive was also appointed to the Company’s Board of Directors, and he continues to serve as a Director;

WHEREAS, the next annual Stockholders meeting will be held in June 2015, and the parties anticipate that at that meeting the Stockholders will elect members of the Board of Directors;

WHEREAS, on January 16, 2015, the Company’s Board of Directors accepted the resignation of the Company’s then President and Chief Executive Officer and thereafter voted to appoint Executive as the Company’s President and Chief Executive, in addition to his remaining the Company’s Chief Operating Officer on the conditions asserted by the Executive during that meeting;

WHEREAS, the Company desires that for the foreseeable future the Executive will serve as the Company’s President, Chief Executive Officer and Chief Operating Officer, as well as a member of the Board of Directors, and the Executive is willing to continue to serve in all the foregoing positions on the terms and conditions set forth in this Amended Agreement.

NOW, THEREFORE in consideration of the mutual covenants and promises contained herein and other good and valuable considerations, the sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1.

Effective Date and Term of Employment.  As of the first date stated above (“Effective Date”), the Executive shall serve as the Company’s President, Chief Executive Officer (“CEO”), and Chief Operating Officer (“COO”). The Company shall employ Executive, and Executive hereby agrees to be employed by the Company as the Company’s President, CEO, and COO until the first to occur of the following events: a) the voluntary termination of the Executive’s employment by the Company or by the Executive as specified in subparagraph 4.3 below; b) the Executive resigns for Good Reason as specified in subparagraphs paragraphs 4.5 and 5.5 of this Amended Agreement; c) the Company terminates the Executive’s employment for Cause as specified in subparagraph 4.2 of this Amended Agreement; d) the death or disability of the Executive as specified in subparagraph 4.4 of this Amended Agreement occurs; or e) the

Board of Directors elects a different person to be President and CEO, in which event Executive may at his sole option elect to continue his employment as the Company’s COO on the same terms and conditions as are stated herein, or elect to terminate his employment with the Company pursuant to subsection a) of this Paragraph 1 and subparagraph 4.3 below.

2.

Duties and Responsibilities.  The Executive agrees to work for the Company as its President, CEO, and COO, performing all of the duties and responsibilities inherent in such positions.  As the President, CEO, and COO, the Executive shall report to the Company’s Board of Directors and shall be subject to the supervision thereof, and Executive shall have such authority as is delegated by the Board, which authority shall be sufficient for Executive to perform all of the duties of the three offices referenced herein.  The Board shall include Executive in the slate of Directors presented to the Stockholders in connection with the 2015 annual meeting.  Executive shall be based at the Company’s offices in Wilmington, MA and shall devote Executive’s full business time and reasonable best efforts in the performance of the foregoing services; provided, however, that Executive may work remotely from home for up to two days per week. Subject to the restrictions set forth in Section 6.4, Executive may accept other board memberships or service with other charitable organizations that are not in conflict with Executive’s primary responsibilities and obligations to the Company.

3.

Compensation and Benefits.

3.1

Salary.  The Company has prior to the Effective Date hereof and shall continue to pay Executive a base salary of $10,384.62 every two weeks (i.e., at an annualized rate of $270,000 per year), payable in accordance with the Company’s customary payroll practices (the “Base Salary”).  The Base Salary thereafter shall be subject to annual review and adjustment, as determined by the Board (or the Compensation Committee of the Board) in its sole discretion on the anniversary of the Commencement Date each year of the Agreement Term, provided, however, that the Base Salary may not be decreased without the Executive’s consent unless the compensation payable to all executives of the Company is similarly reduced.

3.2

Annual Incentive.  For the fiscal year ending June 30, 2015, Executive will be eligible to receive an annual cash bonus in an amount up to $135,000, as and to the extent approved by the Board of Directors based on its consideration of Executive’s performance during the fiscal year ending June 30, 2015. For the fiscal year ending June 30, 2016 and in subsequent fiscal years, Executive will be eligible to receive an annual cash bonus in an amount up to $135,000, subject to Executive achieving any performance milestones that are established and approved by the Board of Directors within 60 days following the beginning of such fiscal year.  The bonus(es), if payable, shall be calculated and paid within 30 days after the end of the fiscal year in which such bonus was earned; provided, however, that the Company may delay the calculation and payment of any portion of such bonus which is based on the attainment of a revenue, earnings or similar milestone until the completion of the audit of the Company’s financial statements for the fiscal year in question.

3.3

Long-Term Incentives.  The Company previously, in 2011, granted the Executive certain stock options in connection with his service as a consultant to the Company (“Initial Options”), and that grant was consistent with the Company’s 2004 Stock Option Plan (“2004 SOP”).  The Initial Options are now fully-vested and exercisable by Executive.  In

September 2012, and in March and July 2014, the Company granted the Executive additional stock options pursuant to the 2004 SOP (“At Risk Options”), which options are also subject to the Change in Control Plan adopted in September 2012 (“Control Plan”).  The Executive’s 2012 At Risk Options are now fully vested and exercisable; the 2014 At Risk Options are partially vested and exercisable as of the Effective Date hereof.  Executive and Company acknowledge and agree that the Executive’s Initial and At Risk Options are and shall be governed in all respects by the 2004 SOP, as the same may be amended from time to time and by the Control Plan, as amended from time to time; provided however that notwithstanding anything to the contrary in the 2004 SOP or the Control Plan, as amended, in the event a Change in Control occurs, as such term is defined in the Control Plan, then the latest date(s) by which Executive may exercise his Initial and At Risk Options shall not accelerate but shall remain as stated in the respective stock option grants unless the Executive consents in writing to a shorter time period.  To the extent there is any conflict between the provisions of this Amended Agreement and either the 2004 SOP and the Control Plan (as either is amended), the provisions of this Amended Agreement shall control.

3.4

Fringe Benefits.  Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its executive employees, if any, to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate, including, but not limited to health care plans, short and long term disabilities plans, life insurance plans, retirement plans, and all other benefit plans from time to time in effect.  Executive shall also be entitled to take four (4) weeks of fully paid vacation in accordance with Company policy.

3.5

Reimbursement of Certain Expenses.  Executive shall be reimbursed for such reasonable and necessary business expenses incurred by Executive while Executive is employed by the Company, which are directly related to the furtherance of the Company’s business, including compensation under the Company’s standard policies if Executive uses his personal vehicle for Company business where such business is more than one hundred fifty (150) miles from the Company’s main offices or Executive’s home, wherever such trip commences.  Executive will be furnished with a corporate credit card for business expenses. The Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred in accordance with the Company’s reimbursement policy regarding same and business expenses must be substantiated by appropriate receipts and documentation.  The Company may request additional documentation or a further explanation to substantiate any business expense submitted for reimbursement, and retains the discretion to approve or deny a request for reimbursement. If a business expense reimbursement is not exempt from Section 409A of the Code, any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment.  Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by the Executive.

3.6

Indemnification.  The Company shall continue to indemnify Executive to the fullest extent permitted under applicable law and as set forth in the Company’s Articles of Organization and the Company’s By-laws, each as they may be amended or restated from time to time.  The Company shall maintain Directors’ & Officers’ liability policies issued by one or more insurance companies that are rated AAA by A.M. Best Co. for as long as Executive is an officer and/or Director of the Company.  Each such policy shall identified Executive as an insured person with respect to each of the three offices/positions he holds pursuant to this Amended Agreement, and each policy (or combination of policies, if applicable) shall contain limits of coverage specifically approved by Executive The indemnification and insurance coverage referred to in this subparagraph 3.6 shall survive the termination of Executive’s employment by the Company.

3.7

Certain Legal Fees. The Company shall reimburse Executive for the  reasonable legal fees he incurs in connection with the negotiation and preparation of this Amended Agreement.

4.

Termination of Employment Period.  The Employment Period shall terminate upon the occurrence of any of the following:

4.1

Termination of the Agreement Term.  There is no stated duration of this Amended Agreement, which may be terminated on the terms specified in subparagraphs 4.2, 4.3, or 4.4 below.

4.2

Termination for Cause.  At the election of the Company, upon its determination there is “Cause” to do so, upon written notice by the Company to Executive.  For the purposes of this Section, “Cause” for termination shall be deemed to exist upon the occurrence of any of the following:

(a)

Executive’s conviction or entry of nolo contendere to any felony or a crime involving moral turpitude, fraud or embezzlement of Company property; or

(b)

Executive’s dishonesty, gross negligence or gross misconduct that is materially injurious to the Company or material breach of his duties under this Agreement, which has not been cured by Executive within 10 days (or longer period as is reasonably required to cure such breach, negligence or misconduct) after he shall have received written notice from the Company stating with reasonable specificity the nature of such breach; or

(c)

Executive’s illegal use or abuse of drugs, alcohol, or other related substances that is materially injurious to the Company.

4.3

Voluntary Termination by either the Company or the Executive.  At the election of the Company or Executive, without Cause and for any reason including but not limited to Good Reason (as those capitalized terms are defined herein and collectively, “Voluntary Termination”), upon forty-five (45) days prior written notice delivered by one party to the other as set forth herein; provided, however, that the Company and Executive may mutually agree to a shorter notice period, which shall not affect the Company’s obligation to pay the Executive his regular compensation and benefits during said entire forty-five (45) day notice period.  On and as of the effective date of such Voluntary Termination (i.e., forty-five (45) days after delivery of notice or an earlier date as mutually agreed), the Executive shall tender in writing his resignation from and be relieved of his duties for the positions/offices from which his employment is terminated.  Executive’s election to resign for Good Reason is subject to the notice and cure periods set forth in subparagraph 5.5 below, but the same do not apply to any other Voluntary Termination.

4.4

Death or Disability.  Thirty days after the death or determination of disability of Executive.  As used in this Agreement, the determination of “disability” shall occur when Executive, due to a physical or mental disability, for a period of ninety (90) days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement.  A determination of disability shall be made by a physician satisfactory to both Executive and the Company, provided that if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.  Notwithstanding the foregoing, (i) Executive shall be deemed to have a “disability” if Executive receives any benefits under any long-term disability insurance policy, whether such policy is carried by the Company or by Executive; and (ii) if and only to the extent that Executive’s disability is a trigger for the payment of deferred compensation, as defined in Section 409A of the Code, “disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code.

5.

Effect of Termination.

5.1

Termination for Cause, or at Executive’s Death or Disability.  In the event that Executive’s employment is terminated for Cause (as defined in subparagraph 4.2 above), the Company shall have no further obligations under this Agreement other than to pay to Executive his Base Salary and accrued vacation through the last day of Executive’s actual employment by the Company.   In the event that Executive’s employment is terminated upon Executive’s death or disability (as defined in subparagraph 4.4 above), the Company shall have no further obligations under this Agreement other than (i) to pay to Executive, in a single lump sum upon the effective date of such termination, his Base Salary and accrued vacation through the effective date of such termination and (ii) to pay to Executive, in a single lump sum, a pro rata portion of any bonus (to the extent earned prior to such termination) for the fiscal year in which termination occurs, pursuant to Section 3.2 of this Amended Agreement.   Notwithstanding the foregoing, in the event Executive dies or is determined to be fully disabled after the date of the event that triggers payment(s) to Executive pursuant to the Control Plan (as amended), all such payments shall be paid to the Executive or his estate.

5.2

Voluntary Termination by the Company or Executive.  In the event of (a) Executive’s Voluntary Termination pursuant to  subparagraph 4.3 above, and (b) (i) Executive executes a release in favor of the Company substantially in the form annexed hereto as Exhibit A not later than thirty (30) days after such termination and (ii) the period in which Executive is entitled to revoke such release has expired without any such revocation then, beginning on the 45th day after the date of such termination, (x) the Company shall continue to pay to Executive the annual Base Salary that was in effect immediately prior to such termination for twelve (12) months on a regular payroll basis (with the first such payment including all amounts due and otherwise unpaid from the date of termination through the date of such payment), (y) the Company shall continue Executive’s coverage under and its contributions towards Executive’s health care, dental, life insurance benefits on the same basis as in effect immediately prior to the date of termination, except as provided below, for twelve (12) months from the effective date of the termination of Executive’s employment as referenced herein, and (z) in  addition to the foregoing amounts, the Company shall pay Executive in a single lump sum, a pro rata portion of any bonus (to the extent earned prior to such termination) for the year in which termination occurs, pursuant to Section 3.2. Notwithstanding the foregoing, subject to any overriding laws, the Company shall not be required to provide any health care, dental, disability or life insurance benefit otherwise receivable by Executive if Executive is actually covered or becomes covered by an equivalent benefit (at the same cost to Executive, if any) from another source.  Any such benefit made available to Executive shall be reported to the Company.

5.3

Notwithstanding any other provision of this Amended Agreement with respect to the timing of payments under Section 5, if, at the time of the Executive’s termination, the Executive is deemed to be a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Code, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under Section 5 which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the effective date of termination, on which date the Executive shall be paid an aggregate amount equal to six months of payments otherwise due to the Executive under the terms of Section 5, as applicable.  After the first business day of the seventh month following the date of termination and continuing each month thereafter, the Executive shall be paid the regular payments otherwise due to the Executive in accordance with the terms of Section 5, as thereafter applicable.

5.4

Upon Executive’s termination pursuant to subparagraphs 4.3 or 4.4 of this Amended Agreement, all Initial and At Risk Options (collectively, “the Options”) then held by Executive shall become fully vested and shall be exercisable as of the date of Executive’s termination; provided however, the time period within which Executive may exercise some or all of said Options shall not be shortened or accelerated without Executive’s express written consent but shall instead remain as stated in the respective stock option grants.

5.5

As used in this Amended Agreement, “Good Reason” means, without Executive’s written consent, (a) a “material diminution” (as such term is used in Section 409A of the Code) of the duties assigned to Executive (provided, however, that no termination of Executive’s service as a member of the Board, regardless of the reason therefor, shall constitute a “material diminution” of Executive’s duties for purposes of this Section 5.5); (b) a material reduction in Base Salary or other benefits (other than a reduction or change in benefits generally applicable to all executive employees of the Company); (c) relocation to an office more than 50 miles further from Executive’s  current residence in Massachusetts than the Company’s current location in the greater Boston area is located from such residence; (d) a “Change of Control” of the Company, as that term is defined in the Control Plan; or (e), the acquisition (other than an acquisition directly from the Company) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding shares of voting stock of the Company (the “Voting Stock”); provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries of

(i) 50% or more of the then outstanding Voting Stock, or (ii) Voting Stock which has the effect of increasing the percentage of Voting Stock owned by any such individual, entity or group to 50% or more of the then outstanding Voting Stock,  shall not constitute a Change of Control.  Notwithstanding the occurrence of any of the events enumerated in this Section 5.5, no event or condition shall be deemed to constitute Good Reason unless (i) Executive reports the event or condition which the Executive believes to be Good Reason to the Board, in writing, within 45 days of such event or condition occurring and (ii) within 30 days after the Executive provides such written notice of Good Reason, the Company has failed to fully correct such Good Reason and to make the Executive whole for any such losses.

5.6

The provisions of this Section 5 and the payments provided hereunder are intended to be exempt from or to comply with the requirements of Section 409A of the Code, and shall be interpreted and administered consistent with such intent. To the extent required for compliance with Section 409A, references in this Agreement to a “termination of employment” shall mean a “separation of service” as defined by Section 409A. It is further intended that each installment of the payments provided hereunder shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

6.

Nondisclosure and Noncompetition.

6.1

Proprietary Information.

(a)

Executive agrees that all information and know-how that has been reduced to writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs that Executive acquired or that came into the Executive’s possession while he has been employed by the Company (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, designs, drawings, slogans, tests, logos, ideas, practices, projects, developments, plans, research data, financial data, personnel data, computer programs and codes, and customer and supplier lists.  Executive will not disclose any Proprietary Information to others outside the Company except in the performance of his duties or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge or generally known within the industry without fault by Executive, or unless otherwise required by law.

(b)

Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic or other material containing Proprietary Information, whether created by Executive or others, which shall come into his custody or possession while he is employed by the Company shall be and are the exclusive property of the Company to be used by Executive only in the performance of his duties for the Company.

(c)

Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of his employment with the Company.

6.2

Inventions

(a)

Disclosure.  Executive shall disclose promptly to an officer or to attorneys of the Company in writing any idea, invention, work of authorship, whether patentable or unpatentable, copyrightable or uncopyrightable, including, but not limited to, any computer program, software, command structure, code, documentation, compound, genetic or biological material, formula, manual, device, improvement, method, process, discovery, concept, algorithm, development, secret process, machine or contribution (any of the foregoing items hereinafter referred to as an “Invention”) that Executive may conceive, make, develop or work on, in whole or in part, solely or jointly with others while he is employed by the Company, that pertains to the line(s) of business in which the Company is engaged and that has been reduced to drawings, written description, documentation, models or other tangible form. The disclosure required by this Section applies (a) to any invention related to the line(s) of business engaged in by the Company or regarding which the Company made active plans to engage in during the period of Executive’s employment with the Company; (b) with respect to all Inventions whether or not they are conceived, made, developed or worked on by Executive during Executive’s regular hours of employment with the Company; and (c) whether or not the Invention was made at the suggestion of the Company.

(b)

Assignment of Inventions to Company; Exemption of Certain Inventions. Executive hereby assigns to the Company without royalty or any other further consideration Executive’s entire right, title and interest in and to all Inventions which Executive conceives, makes, develops or works on during employment, except as limited by 6.2(a) above and those Inventions that Executive develops entirely on Executive’s own time after the date of this Amended Agreement without using the Company’s equipment, supplies, facilities or trade secret information unless those Inventions either (a) relate at the time of conception or reduction to practice of the Invention to the Company’s then current business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by Executive for the Company while he is employed by the Company.

(c)

Records.  Executive will make and maintain adequate and current written records of all Inventions. These records shall be and remain the property of the Company but Executive shall have unrestricted access to such information while he is employed by the Company and upon a reasonable request for access thereafter.

(d)

Patents.  Executive will assist the Company in obtaining, maintaining and enforcing patents and other proprietary rights in connection with any Invention covered by Section 6.2.  Executive further agrees that his obligations under this Section shall continue beyond the termination of his employment with the Company, but if he is called upon to render such assistance after the termination of such employment, he shall be entitled to a fair and reasonable rate of compensation for such assistance. Executive shall, in addition, be entitled to reimbursement of any expenses incurred at the request of the Company relating to such assistance.

6.3

Prior Contracts and Inventions; Information Belonging to Third Parties.  Executive represents that he is not a party to any contracts to assign Inventions between any other person or entity and Executive.  Executive further represents that (a) Executive is not obligated under any consulting, employment or other agreement which would affect the Company’s rights or Executive’s duties under this Agreement, (b) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to Executive involving his prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of Executive’s duties as an employee of the Company will not breach, or constitute a default under any agreement to which Executive is bound, including, without limitation, any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company. Executive will not, in connection with Executive’s employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which Executive is not lawfully entitled.

6.4

Noncompetition and Nonsolicitation.

(a)

During the Employment Period and for a period of 12 months after the termination of Executive’s employment with the Company for any reason or for no reason, Executive will not directly or indirectly, absent the Company’s prior written approval, render services of a business, professional or commercial nature to any other person or entity pertaining to the Company’s business of trace explosives detection or such other services or products provided by the Company at the time Executive’s employment terminates in any geographical area where the Company does business at the time this covenant is in effect, whether such services are for compensation or otherwise, whether alone or in conjunction with others, as an employee, as a partner, or as a shareholder (other than as the holder of not more than 1% of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity.

(b)

During the Employment Period and for a period of 12 months after the termination of Executive’s employment for any reason or for no reason, Executive will not, directly or indirectly, recruit, solicit or induce, or attempt to recruit, solicit or induce any employee or employees of the Company with whom Executive worked or who reported to him during his employment with the Company to terminate their employment with, or otherwise cease their relationship with, the Company.

(c)

During the Employment Period and for a period of 12 months after termination of Executive’s employment for any reason or for no reason, Executive will not, directly or indirectly, contact, solicit, divert or take away, or attempt to solicit, contact, divert or take away, the business or patronage of any of the Company’s existing clients, customers or accounts, or the business or patronage of prospective clients, customers or accounts, of the Company whom or which Executive solicited within twelve (12) months prior to the end of his employment by the Company.

6.5

If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.6

The restrictions contained in this Section are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose.  Executive agrees that any breach of this Section will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief in a court of competent jurisdiction.  The prevailing party shall be entitled to recover its reasonable attorneys’ fees in such an action.  In addition, the Company’s obligation to pay Executive the amount set fourth in Section 5.2 or 5.3 shall terminate in the event a court of competent jurisdiction determines or the parties mutually agree that Executive materially breached any terms and conditions in Section 6.  If the Company breaches its obligation to pay Executive any of the amounts due under the Amended Agreement, all of Executive’s obligations in this Section 6 shall terminate.

7.

Entire Agreement.  This Amended Agreement constitutes the entire agreement between the parties and as of the Effective Date hereof (the first date written above) supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement, including without limitation the Employment Agreement dated as of March 19, 2012 between the Company and the Executive.

8.

Amendment.  This Amended Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

9.

Governing Law; Waiver of Jury Trial.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of laws thereunder. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

10.

Notices.  Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s last known address or facsimile number or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section.

11.

Successors and Assigns.

11.1

Assumption by Successors.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume in writing prior to such succession and to agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Successions by virtue of the sale of stock shall be governed by operation of law.

11.2

 Successor Benefits.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him.

12.

Miscellaneous.

12.1

No Waiver.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.2

Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12.3

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The signature pages of this Amended Agreement may be delivered or exchanged by the parties electronically or by facsimile.

12.4  Withholding.  All payments made by the Company under this Amended Agreement shall be net of any tax or other amounts required to be withheld by the Company pursuant to applicable law.

IN WITNESS WHEREOF, the parties hereto have executed this Amended Agreement as of the day and year set forth above.

/s/ William McGann

William McGann

Date executed: March 31, 2015

IMPLANT SCIENCES CORPORATION

By: /s/ Michael C. Turmelle

Chairman of the Board

Date executed: March 31, 2015

Exhibit A

1.

Your Release of Claims.  By signing this Agreement, you hereby agree and acknowledge that, for good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company1/ of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Agreement (the “Execution Date”).  Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:

**

Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation.  Without limitation, specifically included in this paragraph are any Claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Federal and state statute.

**

Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment.

**

Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

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Any other Claim arising under state or federal law.

1/

 For purposes of this Agreement, the Company includes the Company and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Agreement.   You further acknowledge that this release does not waive any claims you cannot by law waive and does not release any claims that arise after its execution.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement.  To that end, you have been advised and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement.  Also, because you are over the age of 40, the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, allows you at least twenty-one (21) days to consider the terms of this Agreement.  ADEA also allows you to rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to the Company. The eighth day following your signing of this Agreement is the Effective Date.

Also, consistent with the provisions of Federal law, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under the discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or any state fair employment practices agency, or from participating in any investigation or proceeding conducted by the EEOC or any state fair employment practices agency.  Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

By: /s/ William McGann

Executive

Date signed: March 31, 2015